Exhibit 10.33

SUMMARY OF ANNUAL CASH INCENTIVE BONUS AWARDS,

LONG-TERM PERFORMANCE AWARDS, STOCK OPTIONS AND RESTRICTED COMMON

SHARES GRANTED IN FISCAL 2025 FOR NAMED EXECUTIVE OFFICERS

OF WORTHINGTON ENTERPRISES, INC.

Annual Cash Incentive Bonus Awards Granted In Fiscal 2025

The table below sets forth the annual cash incentive bonus awards granted to the following current executive officers of Worthington Enterprises, Inc. (the “Registrant”) who either are named executive officers in the Registrant’s Proxy Statement for the 2023 Annual Meeting of Shareholders held on September 27, 2023 and/or will be named executive officers in the Registrant’s Proxy Statement for its 2024 Annual Meeting of Shareholders to be held on September 24, 2024 (“NEOs”), which awards were made under the Worthington Enterprises, Inc. Annual Incentive Plan for Executives for the 12-month performance period ending May 31, 2025 (“fiscal 2025”):

Name	Annual Cash Incentive Bonus Awards for Fiscal Year Performance Period Ending May 31, 2025 (1)
	Threshold ($)	Target ($)	Maximum ($)
B. Andrew Rose	577,500	1,155,000	2,310,000
Joseph B. Hayek	375,000	750,000	1,500,000
Patrick J. Kennedy	185,625	371,250	742,500
Sonya L. Higginbotham	105,000	210,000	420,000
Steven M. Caravati	190,000	380,000	760,000

(1)
Payouts may be earned under these awards are generally tied to achieving specified levels (threshold, target and maximum) of performance measures for the performance period. For the NEOs, all of whom except Mr. Caravati are Corporate executives, the performance measures are Corporate adjusted return on assets (“ROA”) and Corporate Adjusted EBITDA, with each carrying a 50% weighting. For Mr. Caravati, a segment (Consumer Products) executive, the performance measures and their weightings are: Corporate Adjusted EBITDA, 20%; segment Adjusted EBITDA, 50%; and segment ROA, 30%. For all calculations, restructuring charges and other selected items are to be excluded, and results will be adjusted to eliminate the impact of inventory holding gains and losses. If threshold levels are not reached for any performance measure, no portion of the award will be paid for that measure. If performance falls between threshold and target or between target and maximum, the award will be linearly pro-rated. The remaining terms of these awards are materially consistent with the terms of the annual cash incentive bonus awards granted in fiscal 2024, as will be described in the Registrant’s 2024 Proxy Statement.

Long-Term Performance Awards, Option Awards and Restricted Common Share Awards Granted in Fiscal 2025

The following table sets forth the long-term performance awards (consisting of long-term cash performance awards and long-term performance share awards) for the three-fiscal-year period ending May 31, 2027 and the option awards and restricted common share awards granted to the NEOs in fiscal 2025.

Name	Long-Term Cash Performance Awards for Three-Fiscal-Year Period Ending May 31, 2027 (1)			Long-Term Performance Share Awards for Three-Fiscal-Year Period Ending May 31, 2027 (1)			Option Awards: Number of Underlying Common Shares (#) (2)	Exercise Price of Option Awards ($/Share) (2)	Restricted Common Share Awards (#) (3)
	Threshold ($)	Target ($)	Maximum ($)	Threshold (# of Common Shares)	Target (# of Common Shares)	Maximum (# of Common Shares)
B. Andrew Rose (4)	865,000	1,730,000	3,460,000	9,000	18,000	36,000	23,000	(5)	27,000
Joseph B. Hayek	326,000	652,000	1,304,000	3,350	6,700	13,400	9,000	47.00	10,100
Patrick J. Kennedy	124,000	248,000	496,000	1,300	2,600	5,200	3,400	47.00	3,900
Sonya L. Higginbotham	60,500	121,000	242,000	650	1,300	2,600	1,600	47.00	1,900
Steven M. Caravati	106,000	212,000	424,000	1,100	2,200	4,400	2,900	47.00	3,300

(1)
These columns show the potential payouts under the long-term cash performance awards and the long-term performance share awards granted to each NEO, for the fiscal 2025 through fiscal 2027 performance period. Payouts of the awards are tied to achieving specified levels (threshold, target and maximum) of performance measures for the performance period. For the NEOs, all of whom except Mr. Caravati are Corporate executives, the performance measures are cumulative Corporate ROA for the performance period and Corporate Adjusted EBITDA growth over the performance period, with each performance measure carrying a 50% weighting. For Mr. Caravati, a segment (Consumer Products) executive, the performance measures and their weightings are: cumulative Corporate ROA, 25%; Corporate Adjusted EBITDA growth, 25%; and business segment Adjusted EBITDA, 50%. For all calculations, restructuring charges and other selected items are to be excluded, and results will be adjusted to eliminate the impact of inventory holding gains or losses. If threshold levels are not reached for any performance measure, no portion of the award will be paid for that measure. If the performance levels fall between threshold and target or between target and maximum, the award will be linearly pro-rated. The remaining terms of these awards are materially consistent with the terms of the same award types granted in fiscal 2024, as will be described in the Registrant’s 2024 Proxy Statement.
(2)
Effective June 27, 2024, the NEOs, other than Mr. Rose, were granted stock options under the 2010 Stock Option Plan with respect to the number of common shares shown, with an exercise price equal to $47.00, the fair market value of the underlying common shares on the date of grant. The stock options become exercisable over three years in increments of one-third per year on each anniversary of their grant date.
(3)
These annual time-vested restricted common share awards, other than with respect to Mr. Rose, were granted effective June 27, 2024 under the 1997 Long-Term Incentive Plan and will generally cliff vest three years after the grant date.
(4)
The awards to be issued to Mr. Rose, which were approved by the Compensation Committee on July 19, 2024, will be granted under the Worthington Enterprises, Inc. 2024 Long-Term Incentive Plan, subject to its approval by our shareholders pursuant to Proposal 3 in the Registrant’s 2024 Proxy Statement.
(5)
Exercise price of option awards to be determined at close of market on date of grant.